CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of
Vanguard Specialized Funds of our reports dated March 14, 2019, relating to the financial statements and financial highlights, which appears in Vanguard Dividend Appreciation Index Fund, Vanguard
Dividend Growth Fund, Vanguard Energy Fund, Vanguard Health Care Fund, Vanguard Global Capital
Cycles Fund and Vanguard Real Estate Index Fund’s Annual Reports on Form N-CSR for the year ended
January 31, 2019. We also consent to the references to us under the headings “Financial Statements”,
“Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in
such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 28, 2019